EXHIBIT 11


                           IPI, INC. AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                    (In Thousands, Except Per Share Amounts)

                                                                              Three Months Ended
                                                                          February 29,  February 28,
                                                                          --------------------------
                                                                              2000          1999
                                                                          --------------------------
Net Income                                                                   $  166        $  374
                                                                             ======        ======

Weighted average number of issued shares outstanding                          4,810         4,734
                                                                             ======        ======

Shares used in computation of basic earnings per common stock                 4,810         4,734

Dilutive effect of outstanding stock options and stock warrants after
     application of treasury stock method                                         0             0
                                                                             ------        ------

Common and common equivalent shares outstanding-diluted                       4,810         4,734
                                                                             ======        ======

Basic and diluted earnings per common share                                  $  .03        $  .08
                                                                             ======        ======


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